EXHIBIT 10.16


                      PROTOCOL OF CEREAL PARTNERS WORLDWIDE

      FIRST. General Mills and Nestle have identified a common area of interest in developing together the business of breakfast cereals outside of North America and Japan, starting in Europe.

      SECOND. General Mills is a diversified consumer foods and restaurant business that has developed a strong, successful breakfast cereal business in North America. It recently captured the number one position with Cheerios brand.

      THIRD. Nestle, a diversified food business, has operations in over 60 countries, and amongst its portfolio of branded leading food products has been traditionally selling in most countries outside North America and the U.K., infant weaning cereals where it enjoys leadership. Nestle has recently entered the breakfast cereal market in Europe and some selected countries overseas.

      FOURTH. Both companies recognize the following:

       (a) Potential growth opportunities above average in many countries outside North America and particularly in Europe.

       (b) Both companies, apart from non-significant exceptions, do not compete directly in the food business on a geographical basis.

       (c) General Mills' long-standing successful breakfast cereal technological and marketing know-how with strong product brands in North America which can be globalised.

       (d) Nestle's long-standing and successful worldwide manufacturing and marketing organisation, selling top quality food products under the strong Nestle endorsement name; also its recent entry into breakfast cereals.

       (e) Strong and dedicated R&D activities of both companies in the areas of food and nutrition.

       FIFTH. General Mills has been offered the possibility on a strictly confidential basis by RHM to make a private bid for the cereals business, part of which was recently acquired in the U.K. from RJR Nabisco. General Mills will endeavor to obtain permission from RHM to share with Nestle available data and other information pertaining to the possible acquisition.

       Both companies will decide within an estimated 3 to 4 weeks period to make or not a bid if they agree on an acceptable price





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range, in which case the purchase will be done and the RHM cereal business would be integrated in the joint venture "Cereals Partners Europe."

       However, it is agreed that if the acquisition from RHM does not materialize, this should not in any circumstances impinge on the agreement concerning the contemplated joint venture.

       THEREFORE, in order to successfully exploit their complementary natures, the companies intend to enter into a general agreement covering the following:

      1. Establishment of a worldwide cereal joint venture ("JV") covering all countries in the world with the exception of the USA, Puerto Rico, U.S. territories, Canada and Japan.

       (a) As a first step, the JV will enter Europe (EEC and EFTA countries including possible ventures in countries of Eastern Europe currently outside these territories).

       (b) As subsequent steps, the JV will enter other countries or territories sequentially as feasible.

       (c)    The partners will discuss an approach for Japan.

       (d) The exact form of cooperation between General Mills and Nestle in the following countries where Nestle has already a breakfast cereals business commitment will be further agreed upon between the two parties: Malaysia, India, Chile, Zimbabwe and Tunisia.

      2. Purposes of the joint venture:

       (a) To become a significant player in the fast growing worldwide breakfast cereal business, and

       (b) To exploit the strength and complementary nature of both partners to successfully build a viable, sizeable business against strong competitors.

      3. Nature of agreement:

       (a) A 50/50 JV by combining the respective knowledge and know-how related to the business to facilitate the efficient manufacturing, marketing and selling of breakfast cereals.

       (b) The JV shall be organised as mutually agreed based upon business considerations and other matters including legal and tax.



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       (c)    The JV shall be physically separated from the main flow of both partners, with a management fully responsible and accountable for its operations and reporting to a board as defined below.

       (d)    The defined field of the business is the following:

              Breakfast cereals, defined as all family, child and adult ready-to-eat and hot cereals excluding infant weaning cereals defined as dry or wet cereal-based products intended for infants and children not more than 3 years of age normally prepared as paps diluted in liquids. Excluded unless agreed upon at a later date are grain-based products presented in the form of snack bars and the like.

       (e) The parties shall share equally in the initial and on-going investment required by the JV.

       (f) All acquisitions in the defined product range and territory originating from one of the partners shall be offered to the other partner to be part of the JV or shared equally by both parties. If the partner being offered does not want or is unable to accept for reasons other than price, then that party will exclude itself from entering the breakfast cereal market in that country.

4.     Nature of Board of Directors:

       General Mills and Nestle agree to establish a supervisory Board in order to coordinate business activities, set the policies and authorize strategies, plans and budgets proposed by the CEO and resolve possible conflicts.

       The Board shall consist of an even number of members not to exceed six. General Mills and Nestle shall each be entitled to elect one half of the members. In the event a member resigns or becomes unable to serve, the parties agree that before taking any further action, a new member will be elected within 90 days by the party whose member has resigned. Neither the CEO nor any JV employee shall be a Board member.

       Each party will appoint a Co-Chairman of the Board. The Co-Chairmen will alternate in chairing the Board meetings. Minutes shall be kept for all Board meetings and be approved by the Board.

       The meetings of the Board shall be held at such times and such places as may from time to time be decided by the


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       Board; however, it should meet initially at least three times a year.

       Each member may be accompanied at Board meetings by any special advisor deemed necessary.

       All possible conflicts should be solved in earnest and good faith for the exclusive benefit of the JV. However, in case of a necessary arbitration, the Board will submit the matter to the CEO's of both companies. A detailed arbitration procedure will be established by both companies in common agreement.

       The Board will elect the Key Executives of the JV and determine their conditions of employment.

       The Board will also review and approve:

       (a)    Establishment of overall strategic objectives.

       (b)    Long-term plans of the JV.

       (c)    Capital, finance and operating budgets.

       (d) Research and Development budget plans to be farmed out to the parties.

       (e)    Acquisitions and divestments.

       (f)    Application of trademarks - brands - their utilization by the JV.

       (g)    Bonuses and long-term incentive programmes.

       (h)    Yearly results and proposed use of cash and profits.

5.     Nature of Management:

       It will be a responsibility of the JV management to define business objectives, strategies, long and short term plans and budgets to be approved by the Board. The execution of such plans within certain boundaries set by the Board will be the sole responsibility of the JV management.

       To initially form the JV, the Board will select a CEO with the proper qualifications to manage the European business and who may be proposed by either JV partner. The partner who did not propose the selected CEO candidate will propose the CFO candidate to be selected. General Mills will propose to the Board marketing and technical management candidates fully qualified in the cereal business. Nestle will propose to the Board sales, distribution and manufacturing



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       candidates who are fully qualified. It is contemplated that the marketing staff will include people from each partner.

EUROPEAN OPERATIONS

       In order to begin JV operations starting in Europe, General Mills will provide its long-standing breakfast cereal technological and marketing know-how and strong product brand names to the JV at no cost. Likewise Nestle will provide its strong Nestle endorsement name, its breakfast cereal brand names and its marketing and technological know-how to the JV at no cost.

       Initially, the European operations of the JV will comprise the present Nestle manufacturing operations for breakfast cereals as well as such facilities as may be acquired by the JV from RHM. In principle, initially the JV will preferably use Nestle's selling and physical distribution organization within Europe unless other alternatives are more suitable. For this purpose the JV will enter into an agreement with Nestle to purchase the physical distribution service at cost. The selling service will be purchased at cost plus an appropriate sales incentive.

       Existing Nestle breakfast cereals' European fixed assets shall be transferred to the JV at true asset value. If agreement on true asset value cannot be reached by the parties, Peat Marwick Main & Co. will evaluate the assets independently and both parties will accept their valuation. If other related Nestle fixed assets needed for the JV cannot be physically separated for JV ownership, the JV will enter into an arm's length agreement with Nestle on a fiscally acceptable cost basis.

       Products supplied by either party to the JV will be invoiced at a fiscally acceptable cost plus basis.

BRANDS

       It is the intention to use Nestle as the endorsement for all products. General Mills' and Nestle's strong product brand names will be used and agreed upon according to what is in the best interest of the JV. Visual properties of both company brands would be harmonised while respecting individual logos, etc.

       In view of the exclusive arrangement of Nestle with EuroDisney, the JV would use such licensed characters as appropriate within the agreement signed by Nestle and Disney.

EXPORTS

       Exports made to other than European countries will be the subject of future agreements between the parties.



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ACCOUNTING MATTERS

       The JV will establish accounting systems and procedures to meet its and the partners' needs.

       The JV will reimburse the partners for services other than those mentioned in the second paragraph of the European Operations section on page 4 hereof, provided to the JV on a fiscally acceptable cost basis; e.g., legal, accounting, product development, technical resources, market research, etc.

       The partners recognize the need for flexibility to minimize taxes and fiscally required payments of each party shall be balanced.

PRESS RELEASE

       Both parties will conform to the wording and schedule of agreed-to press releases.

DURATION

       1.  This agreement is intended to be perpetual.

       2.  Neither partner may sell or assign its interest to a third party.

FURTHER AGREEMENTS - To be executed with this Protocol

       1. The Confidentiality Agreement covering exchange of technical information between General Mills and Nestle necessary to agree upon and form the JV (Annex "A").

       2. Agreement by Nestle covering non-disclosure of RHM information ("Annex B").

       3. Agreements by Nestle and General Mills not to engage in any activity which is directly or indirectly an attempt to take-over the other party (Annex "C").

FORMAL JOINT VENTURE AGREEMENT

       This Agreement is to be executed on or before January 15, 1990.

AGREEMENTS SUBSIDIARY TO THE JOINT VENTURE AGREEMENT

       1. Agreements providing for the transfer of technology (patents and know-how) relating to breakfast cereals from the partners to the JV. Such agreements will provide that neither the JV nor Nestle may use breakfast cereal technology in the USA, its territories, Canada or Japan.


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       2.  Agreements by both partners on the use of trademarks covering
           "Nestle" as an endorsement and the use of product brands presently used by Nestle on breakfast cereals and reciprocally General Mills' trademarks defined as product brands used by the latter in North America and elsewhere.

       3. R&D general agreements between both partners whereby future know how of the partners relating to breakfast cereals will be shared in common for all subsequent R&D projects.

Executed this 21 day of November, 1989.

NESTLE S.A.                               GENERAL MILLS, INC.

By  /s/ Camillo Pagano                    By  /s/ H. B. Atwater, Jr.
  -----------------------------             ------------------------------------
                                             Chairman and Chief Executive
                                             Officer



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                                     ANNEX C
                    OUTLINE OF MUTUAL "STANDSTILL" AGREEMENTS

        Each party will agree not to acquire or offer to acquire the stock or assets of the other party, nor engage in a proxy contest to gain control of the other party, whether alone or in concert with others.

        These agreements will extend for the longer of: ten years from the date of the agreements; or ten years from the date the JV is dissolved or the structure of the JV is materially changed.



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                              ADDENDUM NO. 1 TO THE
                      PROTOCOL OF CEREAL PARTNERS WORLDWIDE

       THIS ADDENDUM NO. 1 is to the Protocol of Cereal Partners Worldwide between General Mills, Inc. and Nestle S.A. (the "Partners"), executed on the 21st day of November, 1989. Upon execution hereof this Addendum shall become an integral part of the Protocol, and the parties hereto agree that the Protocol, this Addendum, and any subsequent addendums hereto shall constitute the Formal Joint Venture Agreement contemplated to be executed by the parties on or before January 15, 1990.

FORMATION OF MANAGEMENT COMPANY

        The Partners agree that a management company shall be legally formed under the laws of Switzerland with a physical location in the Canton of Vaud. The name of this Swiss company may possibly be "CEREAL PARTNERS WORLDWIDE" or "CPW" or the translation in French of "CEREAL PARTNERS WORLDWIDE" ("CPW"). CPW is to be incorporated on or before June 1, 1990.

CEREAL BUSINESSES IN GERMANY, FRANCE, SPAIN AND PORTUGAL

        It is agreed that the present Nestle cereal businesses in Germany, France, Spain and Portugal are to be transferred to the responsibility of the JV on June 1, 1990 under the various "Subsidiary Agreements" referred to hereafter in this Addendum. Notwithstanding that the legal structure of the JV in France, Spain and Portugal is being studied at this time, CPW will have full operational authority and responsibility for the above cereal businesses beginning June 1, 1990.

SUBSIDIARY AGREEMENTS FOR GERMANY, FRANCE, SPAIN AND PORTUGAL

        To most efficiently begin the JV operations in Germany, France, Spain and Portugal on June 1, 1990, it is anticipated that some or all of the following agreements in some form will be necessary:

        1. Co-pack Agreements

        2. Distribution Agreements

        3. Technology and Trademark License Agreements

        4. Management Agreements

       The preceding agreements, all to be effective June 1, 1990, shall be between Nestle S.A. or General Mills, Inc. and the affiliated companies or entities of the JV, e.g., CPW and whatever legal entities are formed for the cereal businesses of



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Germany, France, Spain and Portugal, and subsidiary companies of Nestle S.A. or
General Mills, Inc. located in these countries.

        Notwithstanding that the JV will become operational on June 1, 1990 under the preceding agreements, General Mills, Inc. also agrees that upon written notice from Nestle S.A., the existing Nestle S.A. breakfast cereals' European fixed assets shall be transferred to the JV in accordance with the provisions of the third paragraph of EUROPEAN OPERATIONS of the Protocol.

ARBITRATION

        Any "material dispute" which may arise between Nestle S.A. and General Mills, Inc. concerning any aspect of the JV, the Protocol, or any matter related thereto, including, but not limited to the interpretation, the implementation, or the termination of the JV, shall be submitted for mediation and resolution to the respective chief executive officer of General Mills, Inc. and Nestle S.A. A "material dispute" shall mean any disagreement or impasse or failure to take any action by Nestle S.A. or General Mills, Inc., or any of the companies or entities associated with the JV, which will have a substantial negative consequence in the operation of the JV. If such a "material dispute" is not resolved within 60 days after submission to the chief executive officers of General Mills, Inc. and Nestle S.A., the dispute, including a decision as to whether or not the dispute is material, shall be resolved by arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce, which arbitration shall take place in the City of London. Notwithstanding such rules, it is agreed that the arbitrators shall be three in number, one of whom shall be chosen by Nestle S.A., the second by General Mills, Inc., and the third shall be chosen by the two arbitrators designated by Nestle S.A. and General Mills, Inc. The arbitration proceedings shall be conducted in the English language, but documents shall be submitted in the language of the original with translations thereof being provided to the arbitrators. Judgment by the International Chamber of Commerce shall be final and not subject to any appeal, and the award thereof, if necessary, may be entered into any court of competent jurisdiction of any country.

TERMINATION

        The JV envisioned and delineated by the Protocol shall continue until December 31, 2040, unless terminated by the mutual written consent of General Mills, Inc. and Nestle S.A. prior thereto, or by the provisions under LIQUIDATION. Notwithstanding the date of December 31, 2040, the JV shall be automatically extended for additional consecutive 10-year periods, subject that either Nestle S.A. or General Mills, Inc., by written notice to the other at least three years prior to December 31, 2040, or any



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renewal date, gives notice that the JV shall not be continued or renewed.

MATERIAL BREACH

        In addition to the JV terminating pursuant to the provisions of TERMINATION, the JV may also terminate upon a "material breach" by Nestle S.A. or General Mills, Inc., or any affiliated company or entity carrying out any aspect of the JV which is not cured. A "material breach" shall be defined in the same manner as a "material dispute," and if there is disagreement as to whether or not a "material breach" has occurred, this matter shall be resolved or arbitrated in accordance with the provisions of ARBITRATION. In the event that any entity or party to the JV wishes to assert that a material breach has occurred, written notice thereof shall be given to the chief executive officer of either Nestle S.A. or General Mills, Inc., and the notified party shall be given a period of 60 days in which to cure or rectify such material breach. If it is impossible to rectify or cure such material breach within the said 60 day period, it shall nevertheless be deemed to have been rectified or cured if the notified party provides a financial bond or other financial guaranty which will assure that the costs of curing or rectifying the "material breach" will be met.

MATERIAL CHANGE OF CIRCUMSTANCES

   A "material change of circumstances" shall be deemed to be an event or events which, absent termination of the JV, will cause a material inequity to occur to Nestle S.A. or General Mills, Inc., or any affiliated entity or company thereof, not including a JV entity (the "affected party"). A material change of circumstances would be one which was not contemplated by the parties hereto to occur as of the date hereof and which will have the consequence of materially changing the manner in which the JV is to be conducted or in the characteristics, including the corporate structure, of either Nestle S.A. or General Mills, Inc. If a material change of circumstances has occurred, Nestle S.A. or General Mills, Inc. as the "affected party," that is the party not incurring the material change of circumstances, shall have the right to purchase the other party's interest in the JV at an equitable price subject that all other relationships between the parties (e.g., licenses) also are resolved on an equitable basis. In the event that Nestle S.A. and General Mills, Inc. are not in agreement that an event has occurred which constitutes a "material change of circumstances," or there is not agreement as to the price at which one party may purchase the other party's interest in the JV or the settlement of other rights, such disagreement shall be subject to ARBITRATION as herein provided.

LIQUIDATION

       In the event that the JV is to be terminated under any of the provisions of the Protocol, Nestle S.A. and General Mills,



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Inc. will negotiate in the utmost good faith a termination of the companies and entities comprising the JV under the following principles:

       1. If the businesses of the JV, or any part thereof, are to be discontinued, the assets thereof shall be applied first to the payment of the associated liabilities, then to the expenses of such liquidation, and any net remainder shall be distributed equally to Nestle S.A. or General Mills, Inc., or the assigns thereof.

       2. Intellectual property transferred or licensed to the company or entity which is to be liquidated shall be reassigned or transferred to the entity which was the transferor of the intellectual property.

       3. Intellectual property that has been developed solely by any company or entity of the JV, or is the sole and exclusive property of such entity or company under contract, shall be distributed to Nestle S.A. and General Mills, Inc. (or the assigns thereof) in shares that are as equal as practical under the circumstances, taking into account the fair value of such intellectual property. It is agreed that if either Nestle S.A. or General Mills, Inc. pursuant to this provision receives the exclusive title or right to such intellectual property, such party will grant to the other party of the JV an irrevocable, royalty-free license without limitation as to term, with full rights to sublicense to any company or entity which is directly or indirectly owned or controlled by Nestle S.A. or General Mills, Inc.

       4. In the event that the parties are unable to agree upon the manner in which any of the preceding principles of termination are to be effected or resolved, the matter shall be submitted for resolution pursuant to ARBITRATION as herein provided.

              EXECUTED THIS 9th day of February, 1990.

                                          NESTLE S.A.

                                          By  /s/ Ramon Masip
                                            ------------------------------------

                                          Its Executive Vice President
                                             -----------------------------------



                                          GENERAL MILLS, INC.

                                          By  /s/ Mark H. Willes
                                            ------------------------------------

                                          Its   President
                                             -----------------------------------